                                  EXHIBIT 10.9


                       PORTIONS OF THIS EXHIBIT HAVE BEEN
                 OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL
        TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND
           EXCHANGE COMMISSION. SUCH PORTIONS ARE DESIGNATED "[***]".

                                                                   April 8, 1992



                              SUBLICENSE AGREEMENT


                  THIS AGREEMENT made as of February 1, 1992, between THE RALPH LAUREN HOME COLLECTION, with a principal place of business at 1185 Avenue of the Americas, New York, New York ("RLHC"), and J.P. STEVENS & CO. INC., with a principal place of business at 1185 Avenue of the Americas, New York, New York 10036 ("Company").

                              W I T N E S S E T H :

                  WHEREAS, RLHC is a division of Polo Ralph Lauren Corporation, a New York Corporation ("Polo"); and

                  WHEREAS, Polo owns, and RLHC is the exclusive licensee of the rights to use, the "Licensed Mark", hereinafter defined, in connection with the manufacture and sale in the United States of certain items of home furnishings, including the "Licensed Products", hereinafter defined; and

                  WHEREAS, Company desires to obtain, and RLHC is willing to grant, an exclusive sublicense, pursuant to which Company shall have the right to use the Licensed Mark and, through RLHC, to obtain Design Concepts and other professional services from Design Studio in connection with the manufacture and sale of Licensed Products in the United States;

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and undertakings hereinafter set forth, the parties hereto agree as follows:

                  1. Definitions. As used in this Agreement, the term:

                           1.1 "Bathroom Products" shall mean those items of
home furnishings listed on Schedule A attached hereto, all bearing the Licensed Mark.

                           1.2 "Bedroom Products" shall mean those items of home
furnishings listed on Schedule B attached hereto, all bearing the Licensed Mark.

                           1.3 "Licensed Products" shall mean the Bathroom
Products and the Bedroom Products.

                           1.4 "Licensed Mark" shall mean either the trademark
"Ralph (Polo Player Design) Lauren", the representation of the Polo Player Design or the trademark "Ralph Lauren" and unless the context indicates otherwise, all of such trademarks, and any other trademark RLHC may, from time to time at its sole discretion, specifically authorize for use by Company. Polo shall have the sole right to determine which trademark shall be used in connection with each particular Licensed Product.

                           1.5 "Territory" shall mean the United States of
America.

                  2. Grant of License.

                           2.1 Subject to the terms and provisions hereof, RLHC
hereby grants Company, and Company hereby accepts, the exclusive, non-assignable right to use the Licensed Mark for the term of this Agreement, in connection with the manufacture and sale to the trade of Licensed Products in the Territory.

                           2.2 The sublicense granted herein applies solely to
the use of the Licensed Mark in connection with the manufacture and sale to the trade of the Licensed Products. No use of any other trademark of RLHC, Lauren or Polo or of any of their related companies (as such term is defined in the Lanham
Act), and no use of the Licensed Mark in connection with the manufacture and sale of any other products, shall be authorized or permitted pursuant to this sublicense.

                           2.3 RLHC reserves all rights granted to it under its
agreements with Polo and Lauren which are not expressly and exclusively granted to Company hereunder, and RLHC may grant sublicenses to others in the Territory in connection with the items of home furnishings designated in such agreements, except for the Licensed Products specifically licensed hereunder.

                           2.4 It is understood and agreed that all right, title
and interest in and to the Licensed Mark are reserved by Polo for its own use or for the use of any other licensee, whether within or outside the Territory, in connection with any and all products and services other than the rights granted to Company herein. Without limiting the generality of the foregoing, Company understands and agrees that RLHC or Polo may manufacture or authorize third parties to manufacture, in the Territory, Licensed Products for ultimate sale outside the Territory.

                           2.5 RLHC shall not, without Company's consent, grant
to others the right and license to use a trademark which bears the words "Polo" or "Ralph Lauren" in connection with the Licensed Products within the Territory. To the extent that it is legally possible to do so, no license is granted hereunder for the manufacture, sale or distribution of Licensed Products to be used for publicity purposes, other than publicity of Licensed Products, in combination sales, as premiums or giveaways or to be disposed of under or in connection with similar methods of merchandising, such rights being specifically reserved for RLHC. Company shall not without Licensor's prior written approval sell any Licensed Products bearing the Mark to any third party which, directly or indirectly, sells or proposes to sell such Licensed Products outside the Territory. Company shall use its best efforts to prevent any such resale outside the Territory and shall, immediately upon learning or receiving notice from RLHC that a customer is selling Licensed Products outside the Territory, cease all sales and deliveries to such customer.

                           2.6 Company shall not purport to grant any right,
permission or sublicense hereunder to any third party, whether at common law or otherwise. In the event of any attempted assignment or sublicense by Company without RLHC's prior written consent, RLHC may at its option immediately terminate such sublicense and this Agreement by written notice to Company to such effect; any such attempted assignment or sublicense shall otherwise be null, void and of no force or effect.

                           2.7 Company shall not use, or permit another person
or entity in its control to use, the words "Polo" or "Ralph Lauren" as part of a corporate name or tradename and Company shall not otherwise permit use of the Licensed Mark in such a way so as to give the impression that the names "Polo" or "Ralph Lauren", or the Licensed Mark, or any modification thereof, is the property of Company.

                           2.8 Notwithstanding anything to the contrary herein
contained, RLHC hereby reserves the right from time to time to authorize the manufacture and sale of Licensed Products as part of a combination sale, or premium or giveaway with certain products other than Licensed Products bearing the Ralph Lauren name; provided, however, such Licensed Products shall not (i) be substantially identical to products distributed by the Company and (ii) unreasonably interfere with the distribution of Licensed Products by the Company.

                           2.9 RLHC represents and warrants to Company that upon
obtaining the consents set forth on the signature page hereof, it shall have full legal right, power and authority to grant the sublicense hereby granted by RLHC to Company, to enter into this Agreement, to perform all of its obligations hereunder, and to consummate all of the transactions contemplated herein.

                           2.10 Company represents and warrants to RLHC that it
has full legal right, power and authority to enter into this Agreement, to perform all of its obligations hereunder and to consummate all of the transactions contemplated herein.

                           2.11 Company recognizes that there are many
uncertainties in the business contemplated by this Agreement. Company agrees and acknowledges that other than those representations explicitly contained in this Agreement, if any, no representations, warranties or guarantees of any kind have been made to Company, either by RLHC, Polo or Lauren, or by anyone acting on their behalf. Without limitation, no representations concerning the value of the Licensed Products or the prospects for the level of their sales or profits have been made and Company has made its own independent business evaluation in deciding to manufacture and distribute the Licensed Products on the terms set forth herein.

                  3. Design Standards and Prestige of Licensed Products.

                           3.1 Lauren is an internationally famous designer who
has been twice inducted into the Coty Hall of Fame for his creation and design of men's and women's fashions and is a creator of original designs for cosmetics, jewelry and other products. The value of the Licensed Mark is largely derived from the reputation, skill and personal efforts of Lauren in designing.

                           3.2 RLHC agrees to provide Company with the benefit
of the services of Lauren in connection with the creation and design of Licensed Products, subject to terms and provisions herein, in order to enable Company to exploit the rights granted to it under this Sublicense Agreement and to manufacture Licensed Products in conformity with the established prestige and good will of the Licensed Mark. All Licensed Products manufactured or caused to be manufactured and sold by Company shall be made in accordance with the design and other information approved under this Agreement, and in all other respects in conformity with the terms hereof.

                           3.3 Company acknowledges that the Licensed Mark has
established prestige and good will and is well recognized in the trade and the public, and that it is of great importance to RLHC that in the manufacture and sale of the various lines of products bearing the Licensed Mark, including the Licensed Products, the high standards and reputation Polo and Lauren have established be maintained. Accordingly, all items of Licensed Products manufactured by Company hereunder shall be of high quality workmanship with adherence to all details and characteristics embodied in the designs furnished pursuant to the provisions of this Agreement. Company shall, upon RLHC's request, supply RLHC with samples of Licensed Products (including samples of labeling and packaging used in connection therewith) prior to production and from time to time during production, and shall, at all times during the term hereof, upon RLHC's request, make its manufacturing facilities available to RLHC, Polo and/or Lauren, and shall use its best efforts to make available each subcontractor's manufacturing facilities, for inspection by representatives of RLHC, Polo and/or Lauren during usual working hours. No sales of Licensed Products as miscuts, damaged or defective merchandise shall contain any labels or other identification bearing the Licensed Mark without Polo's prior written approval.

                  4. Marketing; Advertising.

                           4.1 Licensed Products shall be marketed in a manner
consistent with the quality and prestige of the Licensed Mark and only to those customers expressly approved by Polo. Prior to the opening of each selling season,

Company shall submit a written list of its customers to RLHC for RLHC's approval. It is understood that such approval shall not be unreasonably withheld, and shall be based on considerations of quality and prestige of the Licensed Mark. In the event RLHC disapproves a customer, RLHC shall advise Company of its reasons for refusing to approve such customer. If Company shall decide during the season to sell to customers not previously approved by RLHC, Company shall so advise RLHC and shall not sell to such additional customers without the approval of RLHC as aforesaid.

                           4.2 Company shall maintain the high standards of the
Licensed Mark as applied to Licensed Products, in all packaging and promotion of the Licensed Products. Company shall not employ or otherwise release any of such packaging or other business materials relating to any Licensed Products and bearing the Licensed Mark, unless and until Company shall have made a request in writing for approval, and RLHC shall have consented to the same in writing. Approval or disapproval of any such proposed use shall be given by RLHC as promptly as reasonably practicable after receipt of Company's request in connection therewith, but in all cases within twenty-one (21) business days after receipt by RLHC of Company's request; if neither approval nor disapproval has been given within such time, approval shall be deemed to have been given. Any such approval shall be effective until revoked by RLHC; provided, however, to the extent RLHC's approval relates only to a seasonal collection of Licensed Products, Company shall not thereafter use said packaging or business materials without RLHC's further approval.

                           4.3 Provided approval to use the Licensed Mark as
part of a specific piece of packaging or business material remains effective, it shall not be necessary to obtain prior approval for each separate, substantially similar use of the Licensed Mark containing immaterial changes from the use of the Licensed Mark so approved. Notwithstanding the foregoing, Company shall, as soon as is reasonably possible, either prior to publication, release or other public showing, or immediately thereafter, deliver to RLHC a tear sheet, proof or "mock-up" of any such changed use of the Licensed Mark, which shall be subject to disapproval by RLHC; if such disapproval shall be expressed, the same shall not be used at any later time unless approval thereof shall be later obtained.

                           4.4 Anything in this Agreement to the contrary
notwithstanding, as between RLHC and Company, RLHC shall have the sole and exclusive right to prepare or place any and all advertising of any nature with respect to the Licensed Products. Any and all cooperative advertising campaigns supported or approved by Company shall be subject to the prior approval of RLHC. In the event RLHC during the term hereof authorizes Company to prepare and place any advertising with respect to the Licensed Products, Company shall not place any such advertising unless and until Company shall have made a request in writing to RLHC for approval of such advertising detailing the use to be made of the advertising material (e.g. TV, print, radio), and RLHC shall have approved the same in writing. Any approval granted hereunder shall be limited to use during the seasonal collection of Licensed Products to which such advertising relates and shall be further limited to the use (e.g. TV, print, radio) for which approval by RLHC was granted.

                           4.5 Company shall maintain the highest quality and
standards of the Licensed Products and shall exercise its best efforts to safeguard the established prestige and good will of the name Ralph Lauren and the Lauren image, at the same level of prestige and good will as heretofore maintained. "Image", as used herein, refers primarily to quality and style of packaging, shipping, customer service, promotion, selling tools, creation and introduction of new products and types of outlets (with reference to quality of service provided by retail outlets and quality of presentation of Lauren merchandise in retail outlets). Company shall take all necessary steps, and all steps reasonably requested by RLHC, to prevent or avoid any misuse of the Licensed Mark by any of its customers, contractors or other resources.

                           4.6 To the extent permitted by applicable law, RLHC
may from time to time, and in writing, promulgate uniform rules and regulations to Company relating to the manner of use of the Licensed Mark. Company shall comply with such rules and regulations.

                           4.7 Company agrees to make available for purchase,
and to sell on its customary price, credit and payment terms, all lines and styles of Licensed Products to retail stores in the Territory bearing any trademark of Polo or its affiliates pursuant to a license from Polo or any of its affiliates and to any stores or facilities operated or owned by Polo and/or its affiliates, which are authorized to sell Licensed Products within such retail stores. Notwithstanding anything to the contrary contained herein, in the event that any such Licensed Products are not so made available by Company to such stores or facilities, and in addition to any other remedy available to RLHC hereunder, such Licensed Products may be made available to such stores by RLHC (or its affiliates or other licensees).

                  5. Trademark and Copyright Protection.

                           5.1 All uses of the Licensed Mark by Company,
including, without limitation, use in any business documents, invoices, stationery, advertising, promotions, labels, packaging and otherwise, shall be subject to paragraph 4 hereof and shall require RLHC's prior written consent, and all uses of the Licensed Mark by Company in advertising, promotions, labels and packaging shall bear the notation, "Ralph (Polo Player Design) Lauren", the representation of the Polo Player Design, or "Ralph Lauren." Company acknowledges and agrees that its use of the Licensed Mark shall at all times be as sublicensee of RLHC for the account and benefit of RLHC, Polo and Lauren. All uses of the Licensed Mark pursuant to this Agreement shall be for the sole benefit of Polo and shall not vest in Company any title to or right or presumptive right to continue such use. For the purposes of trademark registrations, sales by Company or RLHC shall be deemed to have been made by Polo.

                           5.2 Company will cooperate fully and in good faith
with RLHC for the purpose of securing and preserving RLHC's and Polo's rights in and to the Licensed Mark. Nothing contained in this Agreement shall be construed as an assignment or grant to Company of any right, title or interest in or to the Licensed Mark or any of RLHC's or Polo's other trademarks, and all rights relating thereto are reserved by RLHC and Polo, relative to their respective interests therein, except for the sublicense hereunder to Company of the right to use and utilize the Licensed Mark only as specifically and expressly provided herein. Company acknowledges that only Polo may file and prosecute a trademark application or applications to register the Licensed Mark for Licensed Products.

                           5.3 Company will not, during the term of this
Agreement or thereafter, (a) attack Polo's title or rights, or RLHC's rights, in and to the Licensed Mark in any jurisdiction, or attack the validity of this Sublicense or of the Licensed Mark, or (b) contest the fact that Company's rights under this Agreement (i) are solely those of a manufacturer or distributor, and (ii) subject to the provisions of paragraph 14 hereof, terminate upon termination of this Agreement. The provisions of this paragraph
5.3 shall survive the termination or expiration of this Agreement.

                           5.4 All right, title and interest in and to all
samples, sketches, designs, artwork, logos and other materials furnished by or to Polo, Lauren or RLHC, whether created by Polo, Lauren, RLHC or Company, are hereby assigned in perpetuity to, and shall be the sole property of, Polo, RLHC and/or Lauren, as the case may be. Company will assist RLHC, Polo and Lauren, at RLHC's, Polo's or Lauren's expense, as the case may be (provided that RLHC, Polo and/or Lauren shall not be responsible for the cost of the time and effort expended by Company's officers and employees in connection with furnishing such assistance) to the extent necessary in the protection of or the procurement of any protection of the rights of Polo or Lauren, as the case may be, to the Licensed Mark or the designs, design patents or copyrights furnished hereunder, as well as to the rights of RLHC to the same. RLHC, Polo and Lauren, as their interests may appear, may commence or prosecute any claims or suits in their own names and may join Company as a party thereto. Company shall promptly notify RLHC and Polo in writing of any uses which may be infringements or imitations by others of the Licensed Mark on articles similar to those covered by this Agreement, and of any uses which may be infringements or imitations by others of the designs, design patents and copyrights furnished hereunder, which may come to the attention of Company. As between Company and RLHC, RLHC shall have the sole right with respect to the Licensed Mark, designs, design patents and copyrights furnished hereunder, to determine whether or not any action shall be taken on account of such infringements or imitations. Company shall not institute any suit or take any action without first obtaining RLHC's written consent to do so.

                  6. Designs.

                           6.1 At any time or from time to time Company shall
provide RLHC with a list or lists setting forth those Licensed Products for which Company shall require designing by Lauren.

                           6.2 At any time or from time to time within a
reasonable period following receipt by RLHC of the aforesaid list or lists, RLHC shall provide Company, directly or through Lauren, with Lauren's program of suggested, broad design themes and concepts with respect to the design of the Licensed Products ("Design Concepts") which shall be embodied in verbal and/or written descriptions of design themes and concepts and such other detailed designs and sketches therefor, as Lauren deems appropriate. Lauren shall have full discretion with respect to the manner in which the Design Concepts shall be formulated and presented to Company. RLHC shall make Lauren available for consultation with Company on Design Concepts for the purpose of making such modifications to the Design Concepts as are required to meet Lauren's approval.

                           6.3 Lauren may engage such employees, agents, and
consultants operating under Lauren's supervision and control (such employees, agents and consultants being called collectively the "Design Studio") as he may deem necessary and appropriate.

                           6.4 From time to time while this Agreement is in
effect, Lauren and/or the Design Studio may (a) develop or modify and implement designs from the Design Studio or other designs furnished by Lauren, or (b) develop and implement new designs.

                           6.5 If Company wishes to prepare a design for each of
its lines of Licensed Products, it shall submit to RLHC for Lauren's approval Company's proposed design therefor. Lauren may, in his sole discretion, by written notice, approve any of the designs so furnished, with such modifications as he shall deem appropriate, or he may disapprove any or all of the designs.

                           6.6 All patents and copyrights on designs, and all
artwork, sketches, logos and other materials depicting the designs or Design Concepts shall only be applied for by Lauren, at Lauren's discretion and expense, and shall designate Lauren as the patent or copyright owner, as the case may be, thereof.

                           6.7 Company shall include within its collection of
Licensed Products each design designated by Lauren for inclusion therein. The foregoing notwithstanding, in the event the Company is unable, in good faith and due only to physical impossibility or economic impracticability, to include within a collection of Licensed Products a particular Licensed Product which Lauren has designed or designated for inclusion in such collection, RLHC shall be entitled to authorize third parties to manufacture and sell such Licensed Products within the Territory and Company shall display and present such Licensed Product(s) in its showroom for Licensed Products.

                  7. Design Legends; Copyright Notice and Grant.

                           7.1 All designs, and all artwork, sketches, logos and
other materials depicting the designs or Design Concepts created by Lauren or the Design Studio, or created by or for Company and reviewed and approved by Lauren and the Design Studio or developed by or for Company from Design Concepts or subsequent design concepts furnished or approved by Lauren or the Design Studio, shall be subject to the provisions of this paragraph 7.

                           7.2 Company shall cause to be placed on all Licensed
Products, when necessary, appropriate notices designating Lauren as the copyright or design patent owner thereof, as the case may be. Prior to use thereof by Company, the manner of presentation of said notices must be reviewed and approved in writing by Lauren.

                           7.3 RLHC hereby grants to Company the exclusive
right, sublicense and privilege in connection with Licensed Products in the Territory to use the designs furnished hereunder and all copyrights, if any, therein, and hereby sublicenses to Company the right to use all patents on such designs, and shall execute and deliver to Company all documents and instruments necessary to perfect or evidence such sublicense; provided, however, that all such right, title and interest therein shall revert to Lauren upon termination of this Agreement for any reason whatsoever, and Company shall thereupon execute and deliver to Lauren all documents and instruments necessary to perfect or evidence such reversions and, provided, further, that such sublicense is limited to use in connection with Licensed Products authorized to be manufactured and sold from time to time pursuant to this Sublicense Agreement. Such sublicense shall continue only for such period as this Agreement shall be effective.

                  8. Licensed Products.

                           8.1 Company shall, through RLHC, obtain the written
approval of Lauren, acting through Mr. Ralph Lauren individually or a designee of Lauren, of all Licensed Products, by submitting a Prototype, as hereinafter defined, of each different design or model of a Licensed Product, including, but not limited to, the type and quality of materials, colors and workmanship to be used in connection therewith, prior to any commercial production thereof. In the event that Lauren rejects a particular Prototype or Prototypes, Company shall be notified of the reasons for rejection and Company may be provided with suggestions for modifying the particular Prototype or Prototypes which Lauren is rejecting. Company shall promptly correct said Prototype or Prototypes and resubmit said Prototype or

Prototypes for Lauren's approval under the same terms and conditions as set forth herein with respect to the first submission of Prototypes. As used herein, the term "Prototype" shall mean any and all models, or actual samples, of Licensed Products; and the term "Final Prototype" shall mean the actual final sample of a Licensed Product from which the first commercial production thereof will be made and which has been approved by Lauren prior to the first commercial production thereof pursuant to paragraphs 8 and 9 hereof.

                           8.2 The written approval of Lauren of the Prototypes
for each seasonal collection shall be evidenced by a written list, signed by Mr. Ralph Lauren individually or by his designee, setting forth those Prototypes that have been approved for inclusion in such collection. Prototypes so approved shall be deemed Final Prototypes in respect of such collection. Approval of any and all Prototypes as Final Prototypes shall be in the sole discretion of Mr. Ralph Lauren, individually, or of his designee. Company shall present for sale, through the showing of each seasonal collection to the trade, all Final Prototypes so approved in respect of such collection.

                           8.3 The Licensed Products thereafter manufactured and
sold by Company shall strictly adhere, in all respects, including, without limitation, with respect to materials, colors, workmanship dimensions, styling, detail and quality, to the Prototypes approved by Lauren.

                           8.4 Company shall comply with all laws, rules,
regulations and requirements of any governmental body which may be applicable to the manufacture, distribution, sale or promotion of Licensed Products. Company shall advise RLHC to the extent any Final Prototype does not comply with any such law, rule, regulation or requirement.

                           8.5 Company shall make its personnel, and shall use
its best efforts to make the personnel of any of its contractors, suppliers and other resources, available by appointment during normal business hours for consultation with Lauren or representatives of the Design Studio. Company shall make available to Lauren, upon reasonable notice, marketing plans, reports and information which Company may have with respect to Licensed Products. In addition, when requested by Lauren, Company shall arrange meetings between Lauren and senior executive personnel of Company to discuss and pursue in good faith the resolution of problems encountered by Lauren in connection with this Agreement during the term hereof.

                  9. Quality of Licensed Products.

                           9.1 Lauren shall have the right of approval of the
styles, designs, colors, materials, workmanship and quality of all Licensed Products to insure that all Licensed Products manufactured, sold or distributed, are of the highest quality and are consistent with the highest standards and reputation and established prestige and good will connected with the name "Ralph Lauren". In connection with the production of each item of Licensed Products, Company shall use only such materials as Lauren shall have previously approved pursuant to the Final Prototype with respect to such item of Licensed Products.

                           9.2 In the event that any Licensed Product is, in the
judgment of Lauren, not being manufactured or sold in adherence to the materials, colors, workmanship, design, dimensions, styling, detail and quality, embodied in the Final Prototypes, or is otherwise not in accordance with the Final Prototypes, RLHC shall notify Company thereof in writing and Company shall promptly repair or change such Licensed Product to conform strictly thereto. If an item of Licensed Product as repaired or changed does not strictly conform to the Final Prototypes and such strict conformity cannot be obtained after at least one (1) resubmission, the Licensed Mark shall be promptly removed from the item, at the option of Lauren, in which event the item may be sold by Company, subject to the royalty provisions of Paragraph 10 hereof, provided it is in no way identified as a Licensed Product.

                           9.3 RLHC and Lauren and their duly authorized
representatives shall have the right, upon reasonable notice during normal business hours, to inspect all facilities utilized by Company (and its contractors and suppliers) in connection with the preparation of Prototypes and the manufacture, sale, storage or distribution of Licensed Products pursuant hereto and to examine Licensed Products in the process of manufacture and when offered for sale within Company's operations. Company hereby consents to examination by RLHC and Lauren of Licensed Products held by Company's customers for resale provided Company has such right of examination. Company shall take all necessary steps, and all steps reasonably requested by RLHC and Lauren, to prevent or avoid any misuse of the licensed designs by any of its customers, contractors or other resources.

                  10. Royalties.

                           10.1 Company shall pay to RLHC minimum royalties each
year during the term of this Sublicense Agreement. The minimum royalty with respect to Bathroom Products shall be [***] per year (as hereinafter defined) of this Agreement and [***] per year with respect to Bedroom
Products. Minimum royalties shall be paid in equal installments on the last day of each quarterly period in each year hereof, commencing with the quarter ending April 30, 1992. With respect to any quarterly period ended the last day of October, January, April and July of any year of this Agreement, any excess of the aggregate minimum royalties over earned royalties, as described in paragraph
10.2 hereof, for any quarterly period, shall be set off against earned royalties in the subsequent quarterly periods of the same year; provided, however, that no credit shall be permitted against minimum royalties payable in any year on account of earned or minimum royalties paid in any other year and minimum royalties shall not be returnable. For the purposes of this Agreement, a

"year" shall mean a period of twelve (12) months commencing on each February 1 during the term hereof.

                           10.2 Company shall pay to RLHC earned royalties based
on the Net Sales Price, as hereinafter defined, of all Licensed Products sold hereunder. Earned royalties shall equal [***] percent [***] of the Net
Sales Price of all Licensed Products sold under this Agreement, including without limitation, any sales made pursuant to the terms of paragraphs 3.3, 9.2 and 14 hereof; provided, however, that no earned royalties shall be owed for Licensed Products which have been discounted more than [***] percent [***] from Company's regular selling price for such Licensed Products to unaffiliated parties for sale at retail and provided, further, that except as may otherwise be agreed in a writing signed by both parties hereto, there shall be no modification or adjustment of the royalty rate applicable to all sales of Licensed Products hereunder. Statements of operations shall be prepared and furnished by Company to RLHC in accordance with the provisions of paragraph 11 hereof, with respect to each quarterly period ended the last day of October, January, April and July in each year hereof, and shall be furnished to RLHC within thirty (30) days of the end of each such period. Any excess of earned royalties over the minimum royalties provided in paragraph 10.1 hereof, shall be remitted to RLHC within thirty (30) days after the end of each quarterly period. The term "Net Sales Price" shall be deemed to be the gross sales price to retailers or, with respect to Licensed Products that are not sold directly or indirectly to retailers, other ultimate consumers (as in the case of accommodation sales by Company to its employees), of all sales of Licensed Products sold under this Agreement, less trade discounts actually taken and merchandise returns. The Net Sales Price of any Licensed Products sold by Company to affiliates of Company shall, for purposes of this Agreement, be deemed to be the higher of (a) the actual gross sales price, or (b) Company's regular selling price for such Licensed Products sold to unaffiliated parties for sale at retail. Merchandise returns shall be credited in the quarterly period in which the returns are actually made.

                           10.3 Company shall reimburse Lauren and the Design
Studio for all his or its travel and promotion expenses incurred with respect to design development and approval pursuant to this Agreement, and for any additional trips made at Company's request.

                           10.4 If the payment of any installment of royalties
is delayed for any reason, interest shall accrue on the unpaid principal amount of such installment from and after the date on which the same became due pursuant to paragraphs 10.1 and 10.2 hereof at the lower of the highest rate permitted by law in New York or the rate of interest published from time to time by Manufacturers Hanover Trust Company, New York, New York ("MHTC") as its reference rate, or, if such rate is not published, then the nearest equivalent rate thereto then published by MHTC.

                           10.5 The obligation of Company to pay royalties
hereunder shall be absolute notwithstanding any claim Company may assert against Polo, Lauren or RLHC. Company shall not have the right to set off, compensate or make any deduction from such royalty payments for any reason whatsoever.

                  11. Accounting; Records.

                           11.1 Company shall at all times keep an accurate
account of all operations within the scope of this Agreement and shall prepare and furnish to RLHC full statements of operations with respect to each quarter in each year during the term of this Agreement within thirty (30) days of the end of such period. Such statements shall include all aggregate gross sales (including sales discounted more than [***] percent [***] from Company's regular selling price), trade discounts, merchandise returns and Net Sales Price of all sales of Licensed Products by product category for the previous quarterly period. Such statements shall be in sufficient detail to be audited from the books of the Company and shall be certified by a financial officer of Company. Once each year, which may be in connection with the regular annual audit of the Company's books, Company shall furnish an annual statement of the aggregate gross sales, trade discounts, merchandise returns and Net Sales Price of all sales of Licensed Products made by Company certified by the independent public accountant of Company. The books of account of Company with respect to such sales shall be available for inspection and audit by RLHC, Polo and Lauren or their agents at all reasonable times and shall be made by RLHC, Polo and Lauren at their own expense; provided, however, that if there is an error in favor of Company in excess of one percent (1%) of royalties in computing such royalties, all expenses in connection with such inspection and audit shall be borne by Company.

                           11.2 Company shall provide to RLHC in the form
requested such information as RLHC may reasonably request with respect to the manufacture, distribution and sale of Licensed Products.

                  12. Term. The initial term of this Agreement shall commence as of the date hereof and shall terminate on January 31, 1995, unless earlier terminated in accordance with the terms hereof.

                  13. Default; Change of Business.

                           13.1 Each of the following shall constitute an event
of default ("Event of Default") hereunder:

                           (i) Royalty payments are not paid when due and such default continues for more than ten
                                    (10) days after notice thereof;

                           (ii) Company defaults in performing any of the terms of this Agreement and continues in default for a period of thirty (30) days after notice thereof (unless the default cannot be totally cured within the initial thirty (30) day period after notice and Company diligently and continuously proceeds to cure and does in fact cure such default, but within no later than ninety (90) days following such initial period);

                           (iii) Company institutes proceedings seeking relief under the Bankruptcy Code or any similar law, or consents to entry of an order for relief against it in any bankruptcy or insolvency proceeding or similar proceeding, or files a petition or answer or consent for reorganization or other relief under any bankruptcy act or other similar law, or consents to the filing against it of any petition for the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of it or of any substantial part of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or takes any action in furtherance of the foregoing;

                           (iv) Company transfers or agrees to transfer a substantial part of its property (except as provided in paragraph 13.3 below), which transfer impairs Company's ability to perform under this Agreement;

                           (v) The calling of a meeting of creditors, appointment of a committee of creditors or liquidating agents, or offering of a composition or extension to creditors by, for, or of Company;

                           (vi)     If Company shall, after achieving
                                    distribution and sale of the Licensed
                                    Products throughout the Territory thereafter fail for a consecutive period in excess of two (2) months to continue the bona fide manufacture, distribution and sale of the Licensed Product;

                           (vii) If the quality of the Licensed Products should become lower than that in the approved Prototypes referred to in paragraph 8 hereof; or

                           (viii) If Company shall use the Licensed Marks in an unauthorized or improper manner and/or if Company shall make an unauthorized disclosure of confidential information or materials given or loaned to Company by Polo, Lauren and or RLHC.

                           13.2 If any Event of Default shall occur, RLHC, Polo
or Lauren, or any of them, shall have the right, exercisable in its or his sole discretion, to immediately terminate this Agreement and the sublicense upon ten
(10) days written notice to Company of its or his intention to do so, and upon the expiration of such ten (10) day period, this Agreement and the sublicense, including, without limitation, all rights of Company in and to the Licensed Mark, and in and to the designs furnished or used hereunder and all copyrights therein and design patents thereon, shall terminate and come to an end without prejudice to any remedy of RLHC for the recovery of any monies (including attorneys' fees for collection) then due it under this Agreement or in respect of any antecedent breach of this Agreement, and without prejudice to any other right of RLHC, including, without limitation, damages for breach to the extent that the same may be recoverable. No assignee for the benefit of creditors, receiver, liquidator, sequestrator, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of Company's assets or business shall have any right to continue the performance of this Agreement.

                           13.3 In the event Company sells or transfers, or
suffers a sale or transfer of, by operation of law or otherwise, directly or indirectly, control of either its Sheets & Bedroom Accessories Division or its Terry Bath & Kitchen Products Division to a third party, Company shall advise RLHC thereof in writing within ten (10) days of such sale or transfer. Such notice shall identify the name and address of the third party. Within sixty (60) days of its receipt of such notice, RLHC shall have the right to terminate this Agreement, such termination to become effective thirty (30) days after the date notice of termination is received by Company. Subject to the next following sentence, the transfer of both the aforementioned divisions to Company's parent (Westpoint Pepperell, Inc.) or to a direct or indirect wholly-owned subsidiary of Company (or of its parent, Westpoint Pepperell, Inc.), will not constitute a sale or transfer to a "third party" under this subparagraph. The parties agree that the acquisition of a controlling interest in Company or its direct or indirect parents by a third party shall be deemed a transfer of control of the aforesaid divisions pursuant to the first sentence of this subparagraph. In addition to, and not in substitution of, its right to terminate this Agreement upon receipt of notice of any such sale or transfer of control, RLHC shall have the option to require Company to offer to the landlord of the premises at 1185 Avenue of the Americas a five-year sublease of the ninth floor on the same terms as contained in the lease therefor between the Company and the landlord, for the purpose of permitting RLHC to sublease the space from the landlord for such period and on such terms.

                  14. Disposal of Stock upon Termination or Expiration.

                           14.1 Within ten (10) days following the termination
of this Agreement for any reason whatsoever, including the expiration of the term hereof, Company shall furnish to RLHC a listing of its inventory of Licensed Products on hand or in process wherever situated. For purposes of this paragraph, inventory shall mean finished and unfinished Licensed Products and roll goods, labels, embellishments, packaging, transparencies, films, and echtachromes that are used in connection with the manufacture and packaging of the Licensed Products, artwork and negatives or transparencies to be used in connection with the designs for the upcoming market after the termination or expiration, and prototypes and samples of the Licensed Products (hereafter collectively referred to as "Inventory"). RLHC shall have the right to conduct a physical inventory of the Inventory in RLHC's possession or under Company's control. RLHC or its designee shall have the option (but not the obligation) to purchase from Company either or both of (i) all finished Licensed Products and samples and (ii) all other Inventory upon the following terms and conditions:

                           (i) RLHC shall notify Company of its or its designee's intention to exercise the foregoing option within 30 days of delivery of the listing of Inventory above referred to.

                           (ii) RLHC shall pay Company for the finished Licensed Products and samples at a price equal to Company's standard cost therefor (the actual manufacturing cost). RLHC shall pay Company its book value for the remaining items contained in the definition of Inventory above.

                           (iii) Company shall deliver the Inventory purchased within fifteen (15) days after receipt of the notice referred to in clause (i) above. Payment of the purchase price shall be payable upon delivery thereof. RLHC shall be entitled to deduct from such purchase price any amounts owed it by Company.

                           14.2 In the event RLHC chooses not to exercise the
option referred to in paragraph 14.1 hereof with respect to all or any portion of Licensed Products, for a period of ninety (90) days after termination of this Agreement for any reason whatsoever, except on account of breach of the provisions of paragraph 3 or 4 hereof, Company may dispose of Licensed Products which are on hand or in the process of being manufactured at the time of termination of this Agreement, provided Company fully complies with the provisions of this Agreement, including specifically those contained in paragraphs 3 and 4 hereof in connection with such disposal. Such sales shall be subject to the payment of earned royalties pursuant to paragraph 10.2. Failure by Company to submit the certificate of inventory as set forth in paragraph
14.1 hereof shall deprive Company of its right of disposal of stock pursuant to this paragraph 14.

                  15. Effect of Termination.

                           15.1 Except for the sublicense to use the Licensed
Mark and the designs furnished hereunder only as specifically provided in this Agreement, Company shall have no right, title or interest in or to the Licensed Mark, the designs furnished hereunder and design patents thereon, and all copyrights licensed hereby. Upon and after the termination of this sublicense, all rights granted to Company hereunder, including without limitation all right, title and interest in or with respect to all designs, artworks, sketches and other materials depicting or relating to the Licensed Products, together with any interest in and to the Licensed Mark Company may acquire, shall forthwith automatically and without further action or instrument be assigned to and revert to Polo, Lauren and RLHC, as their interests may appear. Company will execute any instruments requested by RLHC to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual agreements contained herein. RLHC shall thereafter be free to license to others the use of the Licensed Mark in connection with the manufacture and sale of the Licensed Products covered hereby, and Company will, except as specifically provided in paragraph 14 hereof, (i) refrain from any further use of the Licensed Mark or any reference to it, direct or indirect, or anything deemed by RLHC or Polo to be similar to the Licensed Mark, (ii) refrain from further use of any of the Design Concepts, and (iii) refrain from manufacturing, selling or distributing any products (whether or not they bear the Licensed Mark) which are confusingly similar to, or derived from, the Licensed Products or Design Concepts, in connection with the manufacture, sale or distribution of Company's products. Upon termination of this Agreement, Company shall forthwith cease the use of the words "Ralph Lauren" and/or the Polo Player Design in any and all respects.

                           15.2 Notwithstanding any termination or expiration of
this Agreement (whether by reason of the expiration of the stated term of this Agreement, by earlier termination of this Agreement pursuant to paragraph 13 hereof, or otherwise) (a) RLHC shall have, and hereby reserves, all the rights and remedies which it may have, at law or in equity, with respect to the collection of royalties or other funds payable by Company pursuant to this Agreement and the enforcement of all rights relating to the establishment, maintenance or protection of the Licensed Mark and the designs furnished hereunder, and (b) Company and RLHC shall continue to have rights and remedies with respect to damages for breach of this Agreement on the part of the other.

                  16. Remedies. Company acknowledges and admits that there would be no adequate remedy at law for its failure (except as otherwise provided in paragraph 14 hereof) to cease the use of the Licensed Mark, or the designs, or the manufacture and sale of the Licensed Products covered by this Agreement at the expiration hereof, and Company agrees that in the event of such failure RLHC, Polo and Lauren, or any of them, shall be entitled to equitable relief by way of temporary and permanent injunction and such other and further relief as any court with jurisdiction may deem just and proper. Such relief shall be in addition to and not in substitution of any other remedies available to RLHC, Polo and Lauren, or any of them, pursuant to this Agreement or otherwise.

                  17. Liaison. Company shall at all times employ a high level managerial person reasonably satisfactory to RLHC whose sole material responsibility shall be for the production, merchandising, distribution and promotion of the Licensed Product lines. Such person shall act as liaison between Company and RLHC. In the event such person is not also the product or business manager for the Bathroom Products and Bedroom Products, the provisions of this paragraph 17 shall similarly apply to such product or business manager(s).

                  18. Indemnity.

                           18.1 RLHC shall indemnify and hold harmless Company
against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees and expenses in actions involving third parties or between the parties hereto) which Company is or becomes liable for, or may incur solely by reason of its use within the Territory, in strict accordance with the terms and conditions of this Agreement, of the Licensed Mark or the designs furnished to Company by RLHC or Lauren, to the extent that such liability arises through infringement of another's design patent, trademark, copyright or other proprietary rights, provided that Company gives RLHC prompt notice of and full cooperation in the defense against, such claim. If any action or proceeding shall be brought or asserted against Company in respect of which indemnity may be sought from RLHC under this paragraph 18.1, Company shall promptly notify RLHC thereof in writing, and RLHC shall assume and direct the defense thereof. Company may thereafter, at its own expense, be represented by its own counsel in such action or proceeding.

                           18.2 To the extent not inconsistent with paragraph
18.1 hereof, Company shall indemnify and save and hold RLHC, Polo, Lauren and Ralph Lauren, individually, harmless of and from any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees and expenses in actions involving third parties or between the parties hereto), which they, or any of them, are or become liable for, or may incur, or be compelled to pay by reason of any acts, whether of omission or commission, that may be committed or suffered by Company or any of its servants, agents or employees in connection with Company's performance of this Agreement, including Company's use of Company's own designs, in connection with Licensed Products manufactured by or on behalf of Company or otherwise in connection with Company's business.

                           18.3 Company shall carry product liability insurance
with limits of liability of not less than $3,000,000 per occurrence and $3,000,000 per person and RLHC, Polo, Lauren and Ralph Lauren, individually, shall be named therein as insureds, as their interests may appear. Company shall, promptly after the signing of this Agreement, deliver to RLHC a certificate of such insurance from the insurance carrier, setting forth the scope of coverage and the limits of liability and providing that the policy may not be canceled or amended without at least thirty (30) days prior written notice to RLHC, Polo, Lauren and Ralph Lauren.

                  19. Disclosure. RLHC and Company, and their affiliates, employees, attorneys, bankers and accountants, shall hold in confidence and not use or disclose, except as permitted by this Agreement, (i) confidential information of the other, or (ii) the terms of this Agreement, except upon consent of the other or pursuant to, or as may be required by law, or in connection with, regulatory or administrative proceedings and only then with reasonable advance notice of such disclosure to the other. Company shall take all reasonable precautions to protect the secrecy of the designs, artwork, sketches and other materials used pursuant to this Agreement prior to the commercial distribution or the showing of samples for sale, and shall not sell any merchandise employing, or adapted from or resulting from the use of any of said designs, artwork, sketches or other material, except under the Licensed Marks. All press releases and other public announcements shall be subject to the prior approval of RLHC. Every request for a statement, release or other inquiry shall be sent in writing whenever practicable to the advertising/publicity director of RLHC for handling.

                  20. Brokers. Each of RLHC and Company hereby represents and warrants to the other that it has not employed or dealt with any broker or finder in connection with this Agreement or the transactions contemplated hereby, and agrees to indemnify the other and hold it harmless from any and all liabilities (including, without limitation, reasonable attorneys' fees and disbursements paid or incurred in connection with any such liabilities) for any brokerage commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby, insofar as such liabilities shall be based on the arrangements or agreements made by it or on its behalf.

                  21. Manufacture; Distribution; Sale. Consistent with the high quality and prestige of the Licensed Marks and products manufactured by, or under license from, Polo or Lauren, Company undertakes, during the term hereof, diligently to manufacture and sell each and every Licensed Product listed in Schedules A and B, to use its best efforts to create a demand therefor, supply such demand, and maintain adequate arrangements and facilities for the distribution of Licensed Products throughout the Territory. As an essential part of its distribution program, Company agrees to maintain adequate inventories (consistent with good industry practice) of all such Licensed Products at a single distribution point to satisfy the requirements of its customers for a full line of such Licensed Products and to expedite the delivery thereof.

                  22. Showroom.

                           22.1 Company shall display its Licensed Products at
the showroom to be jointly operated and maintained by RLHC and Company on the ninth floor at 1185 Avenue of the Americas (hereinafter referred to as the "Home Collection Showroom" or "Showroom"). Company shall also display at the Home Collection Showroom products other than Licensed Products which comprise the Ralph Lauren Home Collection and which are manufactured by other sublicensees of RLHC. The parties acknowledge that it is of substantial benefit to the Company that the "Collection" be displayed and sold as an entirety in order to create the greatest demand for all Collection products, including Licensed Products, and to promote the image of the Collection as a complete Ralph Lauren lifestyle of products.

                           22.2 Notwithstanding the provisions of paragraph 10.5
of this Agreement, Company shall be entitled to deduct from minimum and earned royalties due each quarterly period pursuant to paragraphs 10.1 and 10.2 hereof, one quarter of the annual Qualified Showroom Expenses (as hereinafter defined) for maintaining the Home Collection Showroom referred to in paragraph 22.1 hereof. The term "Qualified Showroom Expenses" shall mean the proportionate share (based on square feet) of the actual intercompany allocation charged to subsidiaries of J.P. Stevens & Co., Inc. for rent and leasehold operating expenses (i.e., building, utilities, water, taxes and cleaning, etc.) computed on a basis consistent with prior practice since 1983 with respect to such Showroom. The term "Qualified Showroom Expenses" shall exclude, however, any allocable cost of 600 square feet of storage space which Company shall make available at 1185 Avenue of the Americas for storage of samples and stock. For purposes of illustration, for calendar 1986 the Qualified Showroom Expenses for maintaining that portion of the 12th floor at 1185 Avenue of the Americas used for the Ralph Lauren Home Collection (approximately 7,800 square feet) were $159,653. In addition to the foregoing, Company shall be entitled to deduct (on a consistent basis with prior practice) from quarterly minimum and earned royalties, one quarter of the annual charges for office services provided by J.P. Stevens & Co., Inc. to the Home Collection Showroom (i.e., office supplies, postage and freight, etc.). The annual charges for office services shall be calculated by subtracting the total amount incurred for telecommunications by J.P. Stevens from the total building expenses incurred by J.P. Stevens for the eight floors it occupies in the building and multiplying the difference by 1/8. The foregoing fraction shall be modified if the number of floors occupied by J.P. Stevens changes. Company shall, upon request, make available for inspection by RLHC, records substantiating the intercompany charges for rent, leasehold operating expenses and office services.

                           22.3 Together with each quarterly royalty remittance,
the Company shall submit to RLHC a separate statement, certified by a financial officer of the Company, setting forth the computation of the Qualified Showroom Expenses and charges for office services for the then-ended quarter. Within sixty (60) days of the end of each year, Company shall submit to RLHC a statement setting forth in reasonable detail the total Qualified Showroom Expenses for the year then ended. If during the year Company shall have deducted in excess of the actual total Qualified Showroom Expenses, Company's statement shall be accompanied by a check in the amount of such excess. If there shall have been a shortage of the aggregate deductions in relation to the total Qualified Showroom Expenses and office service charges, RLHC shall, within fifteen (15) days of its receipt of Company's statement, remit a check in the amount of the shortage.

                           22.4 Upon the expiration of this Agreement, at RLHC's
option, exercisable by notice in writing to Company given no later than 90 days prior to such expiration, Company shall, subject to the approval of, and under the terms and conditions required by, Company's landlord, continue to maintain and operate the Home Collection Showroom with RLHC for a period not to exceed three (3) months following such expiration, during which time RLHC may show and sell the Ralph Lauren Home Collection in such showroom. In the event this Agreement is terminated by RLHC as a result of an Event of Default on the part of the Company, RLHC shall be entitled to request in writing, given simultaneously with its notice of termination to Company, that Company continue to maintain and operate the Home Collection Showroom with RLHC for a period of up to twelve (12) months after such termination. To the extent that RLHC requests an extension hereunder, Company shall request approval therefor from its landlord. RLHC shall on the first of each month of any such extension remit to Company one-twelfth of the annual Qualified Showroom Expenses for maintaining and operating such showroom, adjusted according to the terms and conditions required by the landlord, if any, and the parties shall at the end of each three-month period reconcile the aggregate amount actually paid by RLHC in relation to the total of the actual Qualified Showroom Expenses, as adjusted.

                           22.5 Company shall provide, at no charge, samples for
the Home Collection Showroom and for advertising and editorials relating to Licensed Products. All normal expenses with respect to shipping shall be the responsibility of Company and Company may, at its option, insure the samples for risk of damage or loss (including by theft) during shipment and while at the RLHC showroom, but RLHC shall have no liability with respect thereto. All items will be inventoried by RLHC and, at RLHC's discretion, (i) held in storage for future use, (ii) sold at sample sales, or (iii) returned to Company at Company's expense. In the event of a sale at a sample sale, RLHC shall remit to Company, within forty-five (45) days thereof, fifty percent (50%) of the profits therefrom. In addition, Company shall supply at its own expense, such samples as may be reasonably necessary for RLHC salesmen.

                  23. Miscellaneous.

                           23.1 All notices, requests, consents and other
communications hereunder shall be in writing and shall be deemed to have been properly given or sent

(i) on the date when such notice, request, consent or communication is personally delivered and acknowledged, or (ii) five (5) days after the same was sent, if sent by certified or registered mail, or (iii) one (1) day after the same was sent, if sent by overnight courier delivery as follows:

                           (a) If to RLHC addressed as follows:

                                    Ralph Lauren Home Collection
                                    1185 Avenue of the Americas
                                    New York, New York 10036
                                    Attention: Mr. John Idol

                           (b) With a courtesy copy to Polo and Lauren,
addressed as follows:

                                    Polo Ralph Lauren Corporation
                                    650 Madison Avenue
                                    New York, New York 10022
                                    Attention: Victor Cohen, Esq.

                           (c) If to Company, addressed as follows:

                                    J.P. Stevens Co., Inc.
                                    1185 Avenue of the Americas
                                    New York, New York 10036
                                    Attention: Mr. Thomas Ward

                           (d) With a courtesy copy to:

                                    West Point-Pepperell, Inc.
                                    P.O. Box 71
                                    West Point, Georgia 31833
                                    Attention: General Counsel

Anyone entitled to notice hereunder may change the address to which notices or other communications are to be sent to it by notice given in the manner contemplated hereby.

                           23.2 Nothing herein contained shall be construed to
place Company, RLHC, Polo and Lauren in the relationship of partners or joint venturers, and neither Company, RLHC, Polo nor Lauren shall have the power to obligate or bind any other party in any manner whatsoever, except as expressly provided herein.

                           23.3 None of the terms hereof can be waived or
modified except by an express agreement in writing signed by the party to be charged. The failure of either party hereto to enforce, or the delay by either party in enforcing, any of its rights hereunder shall not be deemed a continuing waiver, a modification hereof, or a waiver of any other right or remedy hereunder, and either party may, within the time provided by applicable law, commence appropriate legal proceedings to enforce any and all such rights. All rights and remedies provided for herein shall be cumulative and in addition to any other rights or remedies such parties may have at law or in equity. Either party hereto may employ any of the remedies available to it with respect to any of its rights hereunder without prejudice to the use by it in the future of any other remedy with respect to any such rights. Except as expressly provided herein, no person, firm or corporation, other than the parties hereto, shall be deemed to have acquired any rights by reason of anything contained in this Agreement.

                           23.4 RLHC may assign its right to receive royalties
under this Agreement and, in addition, this Agreement may be assigned by RLHC to any designee corporation or entity to which ownership of the Licensed Mark has been transferred provided RLHC shall guarantee the performance by such corporation or entity of all the obligations of RLHC under the Agreement. The rights granted to Company are personal in nature, and neither the Agreement nor the sublicense may be assigned by Company without the prior written consent of RLHC, Polo and Lauren. Company may employ subcontractors for the manufacture of the Licensed Products with the prior approval of RLHC, provided, however, that Company shall maintain appropriate quality controls and such subcontractors shall comply with the quality requirements of the Agreements.

                           23.5 This Agreement shall be binding upon and inure
to the benefit of the successors and permitted assigns of the parties hereto.

                           23.6 This Agreement shall be construed in accordance
with the laws of the State of New York applicable to contracts made and performed therein without regard to principles of conflict of laws.

                           23.7 Provisions of this Agreement are severable, and
if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such provision, or part thereof, in such jurisdiction and shall not in any manner affect such provision in this Agreement in any other jurisdiction.

                           23.8 This Agreement represents the entire
understanding and agreement between the parties and supersedes all prior negotiations, representations or agreements either written or oral.

                           23.9 The paragraph headings contained in this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                           23.10 This Agreement may be executed in one or more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused the same to be executed by a duly authorized officer on the day and year first set forth above.

                                 THE RALPH LAUREN HOME
                                    COLLECTION, a Division of
                                    Polo Ralph Lauren Corporation


                                 By:  /s/ John Idol
                                    -----------------------------------------
                                    Title:  President - Ralph Lauren
                                            Home Collection


                                 J.P. STEVENS & CO., INC.


                                 By:  /s/ Thomas Ward
                                    -----------------------------------------
                                    Title:  Division President J.P. Stevens -
                                            Home Fashion Division

                                   SCHEDULE A

                               "LICENSED PRODUCTS"

                           (pursuant to paragraph 1.1)


                  Bathroom Products consisting of:

                  (a)      bath towels (non-embellished)

                  (b)      bath sheets (non-embellished)

                  (c)      fingertip towels (non-embellished)

                  (d)      hand towels (non-embellished)

                  (e)      facecloths (non-embellished)

                  (f)      tub mats

                  (g)      men's and women's robes made from towels

                                   SCHEDULE B

                               "LICENSED PRODUCTS"

                           (pursuant to paragraph 1.2)


                  1.       Bedroom Products consisting of:

                           (a)      sheets

                           (b)      pillow cases (but not pillows)

                  2. The following bedroom products to the extent they match sheets that are made under license from Polo:

                           (a)      shams

                           (b)      ruffles

                           (c)      comforters

                           (d)      bedspreads

                           (e)      bed skirts

                           (f)      night spreads

                           (g)      comforter and blanket covers

                           (h)      European squares

                           (i)      valances and draperies

                       POLO RALPH LAUREN CORPORATION LOGO

         LEGAL DEPARTMENT


                                  July 6, 1992


Mr. Thomas Ward
J.P. Stevens Co., Inc.
1185 Avenue of the Americas
New York, New York  10036


                  Re: Sublicense Agreement dated as of February 1, 1992 between The Ralph Lauren Home Collection ("RLHC") and J.P. Stevens & Co. Inc. ("Stevens")

Dear Mr. Ward:

                  Further to your recent conversations with John Idol, this will confirm that Stevens will not be making robes from towels in the future.

                  Consequently, effective as of October 1, 1992, the definition of Bathroom Products set forth on Schedule A to the Sublicense Agreement is hereby amended so as to omit therefrom "men's and women's robes made from towels."

                  This will also confirm Stevens' agreement to make body sheets available to Trylon Robe Co., Inc. at its regular wholesale price, less the [***] royalty that would otherwise be payable to Ralph Lauren Home Collection, which hereby waives its royalty on all such sales to Trylon.

                  Kindly indicate your agreement with the above terms by executing the enclosed copy of this letter in the place provided and returning it to me.

                  With kind regards,

                                                Very truly yours,


                                                By:  /s/  Lee S. Sporn
                                                   -----------------------------
                                                   Lee S. Sporn
                                                   Associate General Counsel

AGREED:

J.P. Stevens Co. Inc.


By:    /s/ Thomas J. Ward
   -----------------------------------
    Thomas J. Ward
    Executive Vice President, Sales & Marketing

                       POLO RALPH LAUREN CORPORATION LOGO





                                 January 4, 1994


Mr. Thomas Ward
West Point-Pepperell, Inc.
1185 Avenue of the Americas
New York, New York  10036

                  Re: Sublicense Agreement dated as of February 1, 1992 between The Ralph Lauren Home Collection ("RLHC") and West Point-Pepperell, Inc., assignee of J.P. Stevens & Co. Inc. ("Company")

Dear Tom:

                  This letter will confirm our agreement to amend the terms of the above referenced agreement (the "Agreement"), which otherwise would expire on January 31, 1995, as follows:

                  1. All terms used but not defined herein shall have the respective meanings set forth in the Agreement.

                  2. In the event no Event of Default shall have occurred and not been cured or waived, and Company has achieved the Minimum Renewal Volume (as such term is hereinafter defined) for the twelve-month period ending July 31, 1994, Company shall have the option, upon providing notice to RLHC on or before October 31, 1994, to renew the Agreement for an additional two year and eleven month period (the "Renewal Term") so as to expire on December 31, 1997, on the terms and conditions set forth therein, except that there will be no further right to renewal. The minimum aggregate net sales price which Company must achieve in connection with sales of Licensed Products during the twelve-month period ending July 31, 1994 (the "Minimum Renewal Volume") in order to be entitled to renew the Agreement shall be [***].

                  3. It is expressly understood that only the company (which may be Company) whose licensed term covers the period subsequent to the expiration of the Agreement shall be entitled to receive designs for Licensed Products intended to be sold after the expiration of the Agreement, and to make presentations of such Licensed Products during the market presentation weeks that relate to such subsequent period, even if such market presentation occurs prior to the termination of this Agreement.

                  4. Commencing with the month of January, 1994, all accounting statements and payments of earned royalties pursuant to paragraph 10.2 of the Agreement shall be due monthly, within 30 days after the last day of each month during the term (including the Renewal Term set forth above).

                  5. Minimum royalties shall continue to be due pursuant to paragraph 10.1 of the agreement for each quarter, but instead of being due on the last day of each quarter, Company shall, simultaneously with its rendering the accounting and paying earned royalties due for the month of March, June, September and December in each year, pay the minimum royalty due for each quarter ending the last day of March, June, September and December, less the amount of earned royalties paid for each such quarter. No minimum royalty payment shall be due for the quarter ending January 31, 1994, and the next minimum royalty payment shall instead be due for the quarter ending March 31, 1994.

                  6. For each year during the Renewal Term set forth above, minimum royalties shall be [***].

                  7. From and after the date hereof Company shall not during the term of the Agreement or any renewals thereof directly or indirectly manufacture, distribute, sell or advertise any items which bear the name or are associated with the name of any of the following designers: [***]. In the event that on or after the date hereof during the term of the Agreement and all renewals thereof, Company shall desire directly or indirectly to manufacture, distribute, sell or advertise any items which bear the name or are associated with the name of any fashion apparel or home furnishings designer other than those specifically named above, Company shall notify RLHC of the identity of the designer and the nature of the proposed transaction not less than 30 days prior to concluding an agreement with respect to such transaction.

                  8. The definition of the "Territory", as set forth in paragraph 1.5 of the Agreement, is hereby expanded so as to include Canada and The Republic of Mexico; provided, however, that the provisions of paragraph 18.1 shall not apply with respect to Canada or The Republic of Mexico.

                  9. Except as expressly provided herein, the terms and conditions of the Agreement shall remain in full force and effect.

                  Please confirm your agreement with the above by executing the enclosed copy of this letter in the place provided, and returning it to me.

                                                     Sincerely yours

                                                     THE RALPH LAUREN HOME
                                                        COLLECTION



                                                     By:  /s/  John Idol
                                                        ------------------------
                                                               John Idol

AGREED:

WestPoint Stevens Inc., as successor
by merger to West Point-Pepperell, Inc.


By:    /s/  Thomas J. Ward
   -------------------------------------
            Thomas J. Ward

[WESTPOINT STEVENS LOGO]


Mr. John Idol                                                       July 5, 1994
The Ralph Lauren Home Collection
1185 Avenue of the Americas - 9th Floor
New York, New York  10036

Re: Sublicense Agreement dated as of February 1, 1992 between The Ralph Lauren Home Collection ("RLHC") and West Point-Pepperell, Inc., assignee of J.P. Stevens & Co., Inc. ("Company") and Letter Agreement dated January 4, 1994 between The Ralph Lauren Home Collection and WestPoint Stevens Inc.

Dear John:

Reference is made to the captioned matter. Inasmuch as the Renewal Minimum Volume of [***] specified in the letter agreement dated January 4, 1994 has been reached, notice is hereby given that WestPoint Stevens Inc. is exercising its option to renew the agreement so that the same will now expire on December 31, 1997.

Please acknowledge our right in this connection and your agreement to this term extension by executing the enclosed duplicate copy of this letter agreement in the place provided and return one fully executed copy of this letter to A.T. Nance, Esq., WestPoint Stevens Inc., 1185 Avenue of the Americas, New York, New York 10036.

Very truly yours,

WESTPOINT STEVENS INC.


By:    /s/  Thomas J. Ward
   ----------------------------------------
     Thomas J. Ward
     Executive Vice President, Sales & Marketing

AGREED:

THE RALPH LAUREN HOME COLLECTION


By:      /s/ John Idol
   ----------------------------------------
         John Idol

cc:      Victor Cohen, Esq.